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                                                                    EXHIBIT 23.2


                             Accountants' Consent
                             --------------------


The Board of Directors and Shareholders
Vistana, Inc. and Subsidiaries:



We consent to the incorporation by reference in the Registration Statement on Form S-8 of Vistana, Inc. of our report dated February 6, 1998, relating to the consolidated balance sheets of Vistana, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report which is incorporated by reference on Form 10-K of Vistana, Inc.


/s/ KPMG PEAT MARWICK LLP


Orlando, Florida
May 18, 1998